As filed with the Securities and Exchange Commission on August 31, 2015.

Registration No. 333-172256

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NIELSEN HOLDINGS PLC

(Exact name of registrant as specified in its charter)

England and Wales	98-1225347
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

85 Broad Street New York, New York 10004 +1 (646) 654-5000	AC Nielsen House London Road Oxford Oxfordshire OX3 9RX United Kingdom +1 (646) 654-5000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

2006 Stock Acquisition and Option Plan for Key Employees of Nielsen Holdings plc and its Subsidiaries

Amended and Restated Nielsen 2010 Stock Incentive Plan

(Full Title of the Plan)

Eric J. Dale

Chief Legal Officer

Nielsen Holdings plc

85 Broad Street

New York, New York 10004

+1 (646) 654-5000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joseph H. Kaufman

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This post-effective amendment no. 1 to the Registration Statement on Form S-8 (File No. 333-172256) (this “post-effective amendment”), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Nielsen Holdings plc (formerly known as Nielsen Holdings Limited), a public limited company incorporated under the laws of England and Wales (“Nielsen-UK”), as the successor issuer to Nielsen N.V., a Dutch company (“Nielsen-Netherlands”), following a merger transaction (the “Merger”) that became effective on August 31, 2015. The Merger was effected through the common draft terms of the cross-border legal merger between Nielsen-Netherlands and Nielsen-UK, dated as of March 26, 2015 (the “Merger Proposal”), pursuant to which Nielsen-Netherlands merged with and into Nielsen-UK with Nielsen-UK being the surviving entity. Pursuant to the Merger Proposal, each registered share of Nielsen-Netherlands (the “Nielsen-Netherlands Share”), excluding shares held by Nielsen-Netherlands, was exchanged for one ordinary share in Nielsen-UK, par value €0.07 per share (the “Nielsen-UK Share”). Through the Merger, the 2006 Stock Acquisition and Option Plan for Key Employees of Nielsen Holdings plc and its Subsidiaries (the “2006 Plan”) and the Amended and Restated Nielsen 2010 Stock Incentive Plan (the “2010 Plan” and, together with the 2006 Plan, the “Plans”) were assumed by Nielsen-UK. Nielsen-UK Shares will henceforth be issuable under the Plans in lieu of Nielsen-Netherlands Shares. Nielsen-UK hereby expressly adopts the Registration Statement on Form S-8 (File No. 333-172256) filed by Nielsen-Netherlands with the Securities and Exchange Commission (the “Commission”) as its own Registration Statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I of the Form S-8 will be delivered to the participants in the Plans covered by the Registration Statement on Form S-8 (File No. 333-172256) to the extent required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Act and the Exchange Act are hereby incorporated by reference in this post-effective amendment:

(a)	Nielsen-Netherlands’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended by the Form 10-K/A filed on April 29, 2015;

(b)	Nielsen-Netherlands’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

(c)	Nielsen-Netherlands’s Current Reports on Form 8-K filed on January 23, 2015, February 25, 2015, February 27, 2015, March 5, 2015, March 31, 2015, April 29, 2015, June 15, 2015, and June 30, 2015;

(d)	Nielsen-UK’s Current Report on Form 8-K filed on August 31, 2015; and

(e)	Nielsen-Netherlands’s registration statement on Form 8-A filed on January 20, 2011 pursuant to Section 12(b) of the Securities Act, including any amendments or supplements thereto, as updated by the description of the Nielsen-UK Shares contained in Nielsen-UK’s Current Report on Form 8-K (File No. 001-35042) filed on August 31, 2015.

All documents that Nielsen-UK subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this post-effective amendment and prior to the filing of any further post-effective amendment indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this post-effective amendment and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this post-effective amendment to the extent that a statement contained herein or in any other subsequently-filed amendment to this post-effective amendment or in any document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this post-effective amendment.

Item 6.	Indemnification of Directors and Officers

The articles of association of Nielsen-UK (the “Articles”) enable Nielsen-UK to indemnify the directors and officers of Nielsen-UK and to advance expenses to defend claims against directors and officers to the full extent of English law. Subject to exceptions described below, English law does not permit a company to exempt a director or certain officers from, or indemnify him or her against, liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company. Indemnification is permitted for liabilities incurred in proceedings in which judgment is entered in favor of the director or officer and the director or officer is acquitted, or the director or officer is held liable, but the court finds that he or she acted honestly or reasonably and the relief should be granted.

The exceptions under the English Companies Act of 2006 allow a company to (and the Articles provide that Nielsen-UK may):

•	purchase and maintain director and officer insurance “D&O Insurance” against any liability arising in connection with any negligence, default, breach of duty or breach of trust owed to the company. D&O Insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. D&O Insurance will not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offences or excluded matters such as environmental liabilities. In relation to these matters, D&O Insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true;

•	provide a qualifying third party indemnity provision, or “QTPIP.” This permits a company to indemnify its directors and certain officers (and directors and certain officers of an associated company) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment, except for: the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company itself, fines imposed in criminal proceedings and penalties imposed by regulatory bodies). Nielsen-UK can therefore indemnify directors and certain officers against such third party actions as class actions or actions following mergers and acquisitions or share issues; and

•	make a loan to a director or certain officers in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company as the cost of the loan can be paid under the QTPIP.

We expect to enter into indemnification agreements with the members of the board of directors and may enter into indemnification agreements with certain of our officers. We also purchased directors’ and officers’ liability insurance for the members of the board of directors and certain of our officers.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this post-effective amendment, which is incorporated in this item by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilton, State of Connecticut, on August 31, 2015.

NIELSEN HOLDINGS PLC

By:	/s/ Jamere Jackson
Name:	Jamere Jackson
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric J. Dale and Harris A. Black, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or supplements to the Registration Statement on Form S-8 being amended by this post-effective amendment, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dwight M. Barns Dwight M. Barns	Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2015

/s/ Jamere Jackson Jamere Jackson	Chief Financial Officer (Principal Financial Officer)	August 31, 2015

* Jeffrey R. Charlton	Corporate Controller (Principal Accounting Officer)	August 31, 2015

* James A. Attwood Jr.	Director	August 31, 2015

* David L Calhoun	Director	August 31, 2015

* Karen M. Hoguet	Director	August 31, 2015

* James M. Kilts	Director	August 31, 2015

Harish Manwani	Director	August 31, 2015

Kathryn V. Marinello	Director	August 31, 2015

	Signature	Title	Date

	* Alexander Navab	Director	August 31, 2015

	* Robert C. Pozen	Director	August 31, 2015

	Vivek Y. Ranadivé	Director	August 31, 2015

	* Javier G. Teruel	Director	August 31, 2015

	/s/ Harris Black Harris Black	Registrant’s Authorized Representative in the United States	August 31, 2015

*By:	/s/ Harris Black
Harris Black
Attorney-in-fact

EXHIBIT INDEX

The agreements and other documents filed as exhibits to this Registration Statement on Form S-8 are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by the registrant in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit Number	Description of Document

4.1	Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 31, 2015 (File No. 001-35042))

4.2	2006 Stock Acquisition and Option Plan for Key Employees of Nielsen Holdings plc and its Subsidiaries (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on August 31, 2015 (File No. 001-35042))

4.3	Amended and Restated Nielsen 2010 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on August 31, 2015 (File No. 001-35042))

5.1*	Opinion of Clifford Chance LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Clifford Chance LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this post-effective amendment)

24.2	Power of Attorney (incorporated by reference to Exhibit 24.1 to the registration statement on Form S-8 filed on February 14, 2011 (File No. 333-172256))

*	Filed herewith.